Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 3, 2006

NWN Reports Results for the Quarter & Six Months Ended June 30, 2006

Company Announces Operational Efficiency Initiatives; Reaffirms 2006 Guidance

Financial & Operating Highlights

•	Year-to-date net income and earnings per share up 5 percent

•	Customer growth continues on pace for a 20th consecutive year at 3% or more

•	Announced strategic initiatives to reduce costs and improve efficiencies

•	Reaffirmed earnings guidance for 2006 at $2.12 to $2.27 per share

PORTLAND, ORE.—Northwest Natural Gas, dba NW Natural (NYSE: NWN), reported net income for the second quarter of $2.0 million, or 7 cents per diluted share, up from $1.1 million, or 4 cents per diluted share, in the same quarter of 2005.

For the six months ended June 30, 2006, net income was $43.0 million, or $1.56 per diluted share, compared to $41.0 million, or $1.48 per diluted share, for the first six months of 2005, a 5 percent increase.

“Our solid financial performance comes from continued strong customer growth in our utility operations, solid performance from our gas storage activities, and focusing on the fundamentals of the business, including operating as efficiently and competitively as possible,” said Mark Dodson, chief executive officer and president.

“After a year-long review, we announced a company-wide restructuring of operations. Our restructuring seeks to significantly streamline work processes and cut operating expenses and capital costs, while allowing us to continue to deliver excellent customer service. The changes will create a more integrated and centralized organization, and are expected to take place over the next several years. Implementation of the new business model is expected to result in workforce reductions primarily through both attrition and voluntary severance packages.”

Second quarter financial and operating highlights

•	Higher net income and diluted earnings per share

Net income was $2.0 million, or 7 cents per diluted share, compared to $1.1 million in 2005. Results from utility operations are typically low during the second quarter due to the reduced use of natural gas in spring and early summer. The utility contributed $0.2 million, or 1 cent per diluted share, to earnings in the second quarter of 2006, compared to $12,000 (less than 1 cent per diluted share) in 2005. Interstate gas storage contributed $1.8 million in the second quarter of 2006, or 6 cents per diluted share, compared to $0.8 million, or 3 cents per diluted share, in the same period in 2005. Other non-utility activities resulted in a loss of $37,000 for the quarter, or less than 1 cent per diluted share, compared to a gain of $0.3 million, or 1 cent per diluted share, in 2005.

•	Customer growth remains strong at twice the national average

NW Natural’s customer growth continues at a rate more than double the national average for the 20th consecutive year. This growth is driven by new construction activity and conversions from other fuel sources. At June 30, 2006, the company had 624,545 customers, for a growth rate of 3.3 percent over the past 12 months.

•	Operational results on target despite warm weather

NW Natural’s total gas sales and transportation deliveries in the second quarter of 2006, excluding deliveries of gas stored for others, were 230 million therms, down 4 percent from 2005, due mainly to weather during the period that was 16 percent warmer than average and 12 percent warmer than last year. Margin from utility operations was $58.0 million, 4 percent higher than 2005.

Sales to residential and commercial customers in the second quarter of 2006 were 95 million therms, 4 percent lower than last year, due mainly to warmer weather in the period. Residential and commercial sales contributed $47.3 million to margin, down 3 percent from $48.9 million in 2005. The company’s weather normalization and decoupling mechanisms in Oregon reduced margin by $39,000 in the second quarter of 2006, compared to a margin reduction of $2.7 million from these mechanisms for the same period in 2005.

Gas deliveries to industrial customers in the second quarter were 134 million therms, down 4 percent from 141 million therms last year, while margin in this sector was $7.7 million, virtually unchanged from last year.

NW Natural continues to provide gas storage services to customers in the interstate and intrastate gas markets from its Mist gas storage field, using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from gas storage in the second quarter of 2006 were $1.8 million, or 6 cents per diluted share, compared to $0.8 million, or 3 cents per diluted share, in the second quarter of 2005. These results include income from gas storage services as well as income from a contract with an unaffiliated company that optimizes the use of NW Natural’s utility assets by monetizing temporarily unused portions of its gas storage and upstream pipeline transportation capacity.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington to reflect projected gas costs in customer rates. In Oregon, the company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the projected gas commodity prices built into rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and credits 67 percent to customers.

During the period, Oregon customers saved $3.7 million in lower gas costs due to the company’s commodity cost sharing mechanisms. NW Natural’s share of the commodity savings and off-system margin realized from its gas purchasing program in the second quarter of 2006 increased margin by $1.8 million, or 4 cents per share. In the second quarter of 2005, these factors contributed $0.2 million to margin, or less than 1 cent per diluted share. In Washington, 100 percent of all gas costs are passed through to customers.

Operations and maintenance expenses in the second quarter of 2006 increased about 3 percent over last year. The increase was primarily due to higher bad debt expense, corporate development expenses and higher payroll costs. Bad debt expense as a percent of revenues billed remained well below one percent (0.39 percent) for the 12 months ended June 2006. Excluding the increase in bad debt expense related to higher gas prices, which is covered by increased revenues, O&M expenses grew by only 2 percent. Operations and maintenance expenses increased by 9 percent in the second quarter of 2005.

According to Chief Financial Officer David Anderson, “The leveling off in our operating and maintenance costs in the first quarter continued in the second quarter, with further potential cost savings identified in the review of our operations model. Additional cost savings are expected to be achieved over the course of the next few years.”

•	Strategic initiatives underway

NW Natural has begun to implement a variety of new strategic initiatives aimed at improving corporate efficiencies and reducing operating and capital costs, while maintaining excellent customer service. These initiatives will be implemented over the next several years. Implementation of these initiatives will involve:

•	Developing a more integrated operations model,

•	Further enhancing the ability to add customers profitably,

•	Implementing more standardization in all work processes,

•	Centralizing resource planning, scheduling, quality assurance and performance management activities,

•	Outsourcing work that is not core to the company’s safety, reliability, regulatory compliance or customer service activities,

•	Increasing the integration and efficiency of information technology systems, and,

•	Maintaining a strong community presence while reorganizing district operations.

Implementation of the company’s streamlined operations model is expected to result in employee reductions, to be achieved mainly through attrition and voluntary severance programs offered to employees. As a result, the company expects to incur severance costs in the fourth quarter of 2006 of $1.5 million to $2.0 million related to workforce reductions of an estimated 50-100 people.

Year-to-date (six month) financial and operating highlights

•	Higher net income and diluted earnings per share

For the six month period, net income increased 5 percent to $43.0 million, or $1.56 per diluted share, compared to $41.0 million, or $1.48 per diluted share, in the same period in 2005. NW Natural’s utility operations contributed $39.7 million, or $1.44 per diluted share, to earnings in the first six months of 2006 for a 3 percent increase to earnings per share, compared to $38.9 million, or $1.40 per diluted share, in 2005. Interstate gas storage contributed $3.3 million in the period, or 12 cents per diluted share, compared to $1.7 million or 6 cents per diluted share in the same period in 2005. Other non-utility activities resulted in net income of $0.1 million, or less than 1 cent per share, compared to net income of $0.4 million, or 2 cents per share, in 2005.

•	Operating results show higher sales & efficiency gains

NW Natural’s total gas sales and transportation deliveries in the first six months of 2006, excluding deliveries of gas stored for others, were 638 million therms, up 5 percent from 2005 due to higher residential and commercial volumes. Margin from utility operations was $180.4 million, or 3 percent higher than in 2005.

Gas sales to residential and commercial customers in the first six months of 2006 were 350 million therms, up 6 percent from 2005 on strong customer growth, despite weather that was 6 percent warmer than average and 1 percent colder than last year.

Residential and commercial sales contributed $157.4 million to margin, up 7 percent from $146.6 million in 2005, due mainly to customer growth. The negative impact of warmer weather was largely offset by the company’s weather normalization and decoupling mechanisms. These mechanisms recovered a net $0.8 million in margin for the first six months of 2006. This compares to a margin recovery of $5.4 million from these mechanisms for the same period in 2005.

Gas deliveries to industrial customers in the first six months of 2006 were 288 million therms, up about 3 percent from the same period last year. Contribution to margin from sales and transportation in these markets was $16.2 million, down 2 percent from last year, primarily driven by a $0.3 million net loss from a temporary mark-to-market contract adjustment.

For the first six months of the year, Oregon customers saved $7.3 million in lower gas costs due to the company’s commodity cost sharing mechanisms. NW Natural’s share of the commodity savings and off-system margin realized from its gas purchasing program and PGA in 2006 contributed $3.6 million to margin for the first six months of the year, equivalent to 8 cents a diluted share of earnings. Last year these factors contributed $2.0 million of margin, equivalent to 4 cents per diluted share of earnings. All gas costs are passed through to customers in Washington.

•	Cash flows & capital structure

Cash provided by operations in the first six months of 2006 was $131.4 million, compared to $144.3 million in 2005. Cash flows reflect lower cash from working capital sources due mainly to higher gas costs in the period. Cash requirements for investing activities totaled $33.9 million, down from $38.6 million in 2005, partly reflecting lower utility capital expenditures.

NW Natural’s capitalization at June 30, 2006 reflected 51.4 percent common equity, 41.4 percent long-term debt, and 7.2 percent short-term debt, compared to 51.9 percent common equity, 45.7 percent long-term debt, and 2.4 percent short-term debt at June 30, 2005.

Outlook for 2006

Despite warmer than average weather for the first six months, NW Natural confirmed its prior estimate that its full-year earnings per diluted share in 2006 will be in the range of $2.12 to $2.27. The company’s earnings guidance assumes normal weather for the remainder of the year, continued customer growth, benefits from some cost reduction initiatives, and no significant changes in current regulatory policies. The company continues to target long-term earnings per share growth of 5 percent or more and to maintain a dividend payout ratio of 60 to 70 percent of earnings.

Dividend Declaration

The Board of Directors of NW Natural on July 3, 2006 declared a quarterly dividend of 34.5 cents per share on the company’s common stock. The dividends will be paid August 15, 2006 to shareholders of record on July 31, 2006. The current indicated annual dividend is $1.38 per share.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release in cents per share on a diluted basis. These amounts reflect factors that directly impact the company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call starting at 8:00 a.m. Pacific Time on August 3 to review the company’s financial results of operations.

To hear the conference call live, please dial 800-573-4840 from anywhere in the United States, or 617-224-4326 from international points, including Canada. Participants will be asked for their name, company name, and the name of the conference they will be joining (“NW Natural”). The participant pass code number is 33430528. A replay of the call will be available two hours after completion of the conference call until August 17, 2006. To access the recording, call 888-286-8010 and enter the conference replay pass code number 71858556.

To hear the conference by Webcast, log on to NW Natural’s corporate Website at www.nwnatural.com and select the webcast icon on the home page. A replay of the webcast will be available two hours after the conference concludes.

Forward Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company’s 2005 Annual Report on Form 10-K and in “Forward-Looking Statements” following Part I, Item 2 and Part II, Item 1A, “Risk Factors,” in the company’s most recent Quarterly Report on Form 10-Q that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves over 624,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. With customer growth on pace for a 20th consecutive year of more than 3 percent annual increase, it is also one of the fastest-growing local distribution companies in the nation. NW Natural has approximately $1.8 billion in total assets, which includes nearly 14 bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has in place rate mechanisms that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 50 consecutive years.

Investor Contact:

Bob Hess, 503-220-2388

Bob.Hess@nwnatural.com

or

Press Contact:

Steve Sechrist, 503-220-2594

sms@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	06/30/06	06/30/05	Increase	% Change
Gross Operating Revenues	$170,979	$153,667	$17,312	11%
Net Income	$1,994	$1,140	$854	75%

Average Shares of Common Stock Outstanding	27,563	27,555	8	—
Basic Earnings Per Share of Common Stock	$0.07	$0.04	$0.03	75%
Diluted Earnings Per Share of Common Stock	$0.07	$0.04	$0.03	75%

	Year To Date
(Thousands, except per share amounts)	06/30/06	06/30/05	Increase	% Change
Gross Operating Revenues	$561,370	$462,444	$98,926	21%
Net Income	$43,027	$41,027	$2,000	5%

Average Shares of Common Stock Outstanding	27,574	27,568	6	—
Basic Earnings Per Share of Common Stock	$1.56	$1.49	$0.07	5%
Diluted Earnings Per Share of Common Stock	$1.56	$1.48	$0.08	5%

	Twelve Months Ended
(Thousands, except per share amounts)	06/30/06	06/30/05	Increase	% Change
Gross Operating Revenues	$1,009,412	$805,939	$203,473	25%
Net Income	$60,149	$59,703	$446	1%

Average Shares of Common Stock Outstanding	27,567	27,493	74	—
Basic Earnings Per Share of Common Stock	$2.18	$2.17	$0.01	—
Diluted Earnings Per Share of Common Stock	$2.18	$2.16	$0.02	1%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	June 30, 2006	June 30, 2005
Assets:
Plant and property:
Utility plant	$1,914,301	$1,835,326
Less accumulated depreciation	557,632	523,518

Utility plant - net	1,356,669	1,311,808

Non-utility property	41,094	34,862
Less accumulated depreciation and amortization	6,452	5,581

Non-utility property - net	34,642	29,281

Total plant and property	1,391,311	1,341,089

Other investments	54,962	57,978

Current assets:
Cash and cash equivalents	6,636	40,343
Accounts receivable	44,782	35,740
Accrued unbilled revenue	16,657	17,244
Allowance for uncollectible accounts	(3,814)	(2,521)
Gas inventory	76,667	36,547
Materials and supplies inventory	9,546	9,295
Prepayments and other current assets	47,648	16,048

Total current assets	198,122	152,696

Regulatory assets:
Income tax asset	66,757	65,622
Deferred environmental costs	21,771	13,175
Deferred gas costs receivable	8,594	7,958
Unamortized costs on debt redemptions	6,670	7,097
Unrealized loss on non-trading derivatives	186	—
Other	—	7,092

Total regulatory assets	103,978	100,944

Other assets:
Fair value of non-trading derivatives	26,926	64,089
Other	9,448	7,643

Total other assets	36,374	71,732

Total assets	$1,784,747	$1,724,439

Capitalization and liabilities:
Capitalization:
Common stock	$383,103	$87,285
Premium on common stock	—	300,074
Earnings invested in the business	229,684	207,050
Unearned stock compensation	—	(756)
Accumulated other comprehensive income (loss)	(1,911)	(1,818)

Total common stock equity	610,876	591,835
Long-term debt	492,000	521,500

Total capitalization	1,102,876	1,113,335

Current liabilities:
Notes payable	55,800	—
Long-term debt due within one year	29,500	27,241
Accounts payable	76,804	66,472
Taxes accrued	13,886	8,543
Interest accrued	2,878	2,953
Other current and accrued liabilities	36,216	35,312

Total current liabilities	215,084	140,521

Regulatory liabilities:
Accrued asset removal costs	178,272	162,350
Unrealized gain on non-trading derivatives, net	—	54,666
Customer advances	2,113	1,662
Other	5,744	—

Total regulatory liabilities	186,129	218,678

Other liabilities:
Deferred income taxes	220,439	206,666
Deferred investment tax credits	4,422	5,200
Fair value of non-trading derivatives	27,398	9,423
Other	28,399	30,616

Total other liabilities	280,658	251,905

Commitments and contingencies (see Note 9)	—	—

Total capitalization and liabilities	$1,784,747	$1,724,439

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (six months ended June 30)	2006	2005
Operating activities:
Net income	$43,027	$41,027
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	31,792	30,507
Deferred income taxes and investment tax credits	(3,453)	(5,762)
Undistributed (losses) earnings from equity investments	(59)	(54)
Allowance for funds used during construction	(333)	(201)
Deferred gas costs - net	(1,620)	1,593
Gain on sale of non-utility investments	—	(12)
Non-cash expenses related to qualified defined benefit pension plans	2,883	2,318
Deferred environmental costs	(3,586)	(805)
Income from life insurance investments	(1,797)	(974)
Other	5,787	(2,925)
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	105,238	72,138
Inventories of gas, materials and supplies	(52)	20,635
Income taxes receivable	13,234	15,970
Prepayments and other current assets	2,377	7,383
Accounts payable	(58,483)	(36,006)
Accrued interest and taxes	1,121	(1,643)
Other current and accrued liabilities	(4,719)	1,144

Cash provided by operating activities	131,357	144,333

Investing activities:
Investment in utility plant	(38,991)	(41,428)
Investment in non-utility property	(236)	(889)
Proceeds from sale of non-utility investments	—	3,001
Proceeds from life insurance	892	—
Other	4,453	679

Cash used in investing activities	(33,882)	(38,637)

Financing activities:
Common stock issued, net of expenses	1,556	4,669
Common stock purchased	(1,608)	(4,861)
Long-term debt issued	—	50,000
Long-term debt retired	(8,000)	—
Change in short-term debt	(70,900)	(102,500)
Cash dividends paid on common stock	(19,030)	(17,909)

Cash used in financing activities	(97,982)	(70,601)

Increase (decrease) in cash and cash equivalents	(507)	35,095
Cash and cash equivalents - beginning of period	7,143	5,248

Cash and cash equivalents - end of period	$6,636	$40,343

Supplemental disclosure of cash flow information:
Interest paid	$19,052	$17,796
Income taxes paid	$9,520	$11,739

Supplemental disclosure of non-cash financing activities:
Conversion to common stock:
7-1/4% Series of Convertible Debentures	$—	$286

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Second Quarter - 2006

	3 Months Ended Jun. 30,			6 Months Ended Jun. 30,			12 Months Ended Jun. 30,
(Thousands, except per share amounts)	2006	2005	% Change	2006	2005	% Change	2006	2005	% Change
Gross Operating Revenues	$170,979	$153,667	11%	$561,370	$462,444	21%	$1,009,412	$805,939	25%
Cost of Sales	105,036	92,425	14%	360,435	273,033	32%	651,262	472,831	38%
Revenue Taxes	4,196	3,593	17%	13,724	10,776	27%	24,581	18,948	30%

Net Operating Revenues	61,747	57,649	7%	187,211	178,635	5%	333,569	314,160	6%

Operating Expenses:
O&M	27,909	26,981	3%	56,156	54,176	4%	115,196	106,514	8%
General Taxes	6,066	5,210	16%	13,639	11,980	14%	24,844	22,632	10%
D&A	15,962	15,312	4%	31,792	30,507	4%	62,930	60,059	5%

Total Operating Expenses	49,937	47,503	5%	101,587	96,663	5%	202,970	189,205	7%

Income from Operations	11,810	10,146	16%	85,624	81,972	4%	130,599	124,955	5%
Other Income and Expense - net	410	405	1%	928	470	97%	1,663	2,833	(41%)
Interest Charges - net of amounts capitalized	9,184	8,906	3%	19,039	18,034	6%	38,288	36,077	6%
Income Tax Expense	1,042	505	106%	24,486	23,381	5%	33,825	32,008	6%

Net Income	$1,994	$1,140	75%	$43,027	$41,027	5%	$60,149	$59,703	1%

Common Shares Outstanding:
Average for Period - basic	27,563	27,555		27,574	27,568		27,567	27,493
Average for Period - diluted	27,611	27,834		27,621	27,841		27,621	27,751
End of Period	27,547	27,564		27,547	27,564		27,547	27,564

Earnings per Share:
Basic	$0.07	$0.04		$1.56	$1.49		$2.18	$2.17
Diluted	$0.07	$0.04		$1.56	$1.48		$2.18	$2.16

Dividends Paid Per Share	$0.345	$0.325		$0.69	$0.65		$1.36	$1.30
Book Value Per Share - end of period	$22.18	$21.47		$22.18	$21.47		$22.18	$21.47
Market Closing Price - end of period	$37.03	$38.24		$37.03	$38.24		$37.03	$38.24
Balance Sheet Data - end of period:
Total Assets	$1,784,747	$1,724,439		$1,784,747	$1,724,439		$1,784,747	$1,724,439
Common Stock Equity	$610,876	$591,835		$610,876	$591,835		$610,876	$591,835
Long-Term Debt (including amounts due in one year)	$521,500	$548,741		$521,500	$548,741		$521,500	$548,741
Operating Statistics:
Total Customers - end of period	624,545	604,572	3.3%	624,545	604,572	3.3%	624,545	604,572	3.3%

Gas Deliveries (therms)
Res. & Comm. Customers	95,097	99,193		349,734	330,405		624,854	579,458
Industrial Firm	15,519	16,375		38,932	37,584		76,228	68,501
Industrial Interruptible	25,256	35,130		68,444	71,448		146,102	128,370
Transportation	93,706	89,042		180,404	169,473		338,987	357,420

Total	229,578	239,740		637,514	608,910		1,186,171	1,133,749

Gas Revenues
Res. & Comm. Customers	$127,762	$113,807		$454,913	$372,801		$803,901	$649,601
Industrial Firm	14,665	13,119		38,051	30,211		72,347	54,414
Industrial Interruptible	20,384	21,376		55,736	43,989		112,487	76,334
Transportation	3,037	2,772		5,844	5,606		10,993	11,810
Other Revenues	1,402	573		(38)	5,726		(2,902)	6,266

Total	$167,250	$151,647		$554,506	$458,333		$996,826	$798,425

Cost of Gas Sold	$105,007	$92,378		$360,391	$272,945		$651,218	$472,705
Revenue Taxes	$4,196	$3,593		$13,724	$10,776		$24,581	$18,948
Net Operating Revenues (Utility Margin)	$58,047	$55,676		$180,391	$174,612		$321,027	$306,772

Degree Days
Average (25-year average)	683	683		2,550	2,550		4,265	4,265
Actual	572	652		2,386	2,421		4,143	3,998
Colder (Warmer) than Average	(16%)	(5%)		(6%)	(5%)		(3%)	(6%)